Exhibit 99.1

The Chefs’ Warehouse, Inc. Announces New Key Regional Management Appointments

Realigns Management into Regions

RIDGEFIELD, Conn., August 30, 2012 — The Chefs’ Warehouse, Inc. (Nasdaq: CHEF), a premier distributor of specialty food products in the United States, announced today that the Company appointed two regional managers. Ed Kauffeld will be regional vice president of the Eastern Region of the United States, and Barry Weinstein will be general manager of the New York market. Both will start in these managerial roles in September 2012. A search is currently underway for a regional vice president of the Company’s Western Region. The Company also announced the departure of James Wagner, the Company’s chief operating officer, effective August 31, 2012.

“As a result of our latest acquisition of Michael’s Finer Meats, in addition to our recently added territories and categories, we felt it was necessary to realign our team by placing senior management closer to our customers in each region so we can best address our customers’ unique product and service needs as we continue to grow our business in each market,” said Chris Pappas, chairman and chief executive officer of The Chefs’ Warehouse, Inc.

Mr. Kauffeld brings over 23 years of general management and sales leadership. He joins The Chefs’ Warehouse from PepsiCo where he has held several positions since 1989. Most recently he served as senior director and vice president of retail sales franchise development. Previously he held various general management positions at PepsiCo in the Northern California, Las Vegas and Southern California markets.

Mr. Weinstein brings over 30 years of sales and general management experience. He joins The Chefs’ Warehouse from Hostess Brands where he served as market unit general manager for the New Jersey and Pennsylvania regions. Prior to joining Hostess Brands, Mr. Weinstein served as a district sales manager for Sysco Corporation in the Metro New York and Jersey City, New Jersey markets.

“As part of this realignment, we’ve also strengthened our corporate team that supports our regions with the promotion of Tyler Hawes, Jonathan Steckler and Alex Holian as executive vice presidents of operations, supply chain and business intelligence and operational development, respectively,” continued Mr. Pappas. “We believe this structure will enable us to better integrate acquisitions and yield scale efficiencies as we seek to capitalize on a growing pipeline of acquisition opportunities.”

Commenting on Mr. Wagner’s departure, Mr. Pappas said, “Jim has been an incredible resource to the Company and we’d like to thank him for his contributions and wish him well on his new endeavors.” Mr. Wagner’s position will not be replaced.

As a result of these changes the Company expects to incur a non-cash charge of $0.02 per diluted share in the third quarter of 2012. Excluding this charge, the Company continues to expect to be within its previously announced range of modified pro forma net income per diluted share of between $0.80 and $0.86 for fiscal year 2012. On a GAAP basis, the Company currently expects its net income per diluted share for the 2012 fiscal year will be between $0.75 and $0.81.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 16,700 products to more than 9,800 customer locations throughout the United States.

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. Words like “anticipate,” “seek,” “expect,” “post-closing,” and “believe” and variations of these words and similar expressions are intended to identify forward-looking statements. The risks and uncertainties which could impact these statements include, but are not limited to, the Company’s sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer discretionary spending on food-away-from-home purchases; the Company’s vulnerability to economic and other developments in the geographic markets in which it operates; the risks of supply chain interruptions due to lack of long-term contracts, severe weather or more prolonged climate change, work stoppages or otherwise; changes in the availability or cost of the Company’s specialty food products; the ability to effectively price the Company’s specialty food products and reduce the Company’s expenses; the relatively low margins of the foodservice distribution industry and the Company’s sensitivity to inflationary pressures; the Company’s ability to successfully identify, obtain financing for and complete acquisitions of other foodservice distributors and to realize expected synergies from those acquisitions; fluctuations in the wholesale prices of beef, poultry and seafood, including increases in these prices as a result of increases in the cost of feeding and caring for livestock; increased fuel costs and expectations regarding the use of fuel surcharges; the loss of key members of the Company’s management team and the Company’s ability to replace such personnel; and the strain on the Company’s infrastructure and resources caused by its growth. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Contact:

Investor Relations:

John Austin, CFO, (718) 684-8415

Media:

Ted Lowen, ICR, Inc.

(646) 277-1238

THE CHEFS’ WAREHOUSE, INC.

2012 FULLY DILUTED EPS GUIDANCE RECONCILIATION TO 2012 MODIFIED PRO FORMA

FULLY DILUTED EPS GUIDANCE

	Low-End	High-End
	Guidance	Guidance
Net income per diluted share	$0.75	$0.81
Duplicate facility rent(2)	0.02	0.02
Write-off of deferred financing fees(3)	0.01	0.01
Non-cash equity compensation charge (4)	0.02	0.02
Modified pro forma net income per diluted share	$0.80	$0.86

1.	Guidance is based upon an estimated effective tax rate of 41.7% and an estimated fully diluted share count of 20,884,997.

2.	Represents rent expense expected to be incurred in connection with the renovation and expansion of our Bronx facility while we are unable to utilize the facility during construction.

3.	Represents write-off of deferred financing fees from refinancing our senior secured credit facilities in April 2012.

4.	Represents non-cash equity compensation charge related to realignment.

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